Exhibit 5.1

[Letterhead of S&C]

November 17, 2009

United Rentals, Inc.,

Five Greenwich Office Park,

Greenwich, Connecticut 06831.

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $172,500,000 principal amount of 4.00% Convertible Senior Notes due 2015 (the “Securities”) of United Rentals, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities were issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated November 10, 2009.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP